Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone 215-659-7588 fax www.kns.com

Exhibit 99.1

Kulicke & Soffa Announces Public Offering of up to 7.0 Million Shares of Common Stock

Fort Washington, PA – August 5, 2009 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (the “Company”) announced today that it has commenced an underwritten public offering of up to 7.0 million shares of its common stock pursuant to the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).  Jefferies & Company, Inc. will serve as sole underwriter for this offering.  The underwriter will also have the option to purchase up to an additional 1.0 million shares of common stock from the Company at the public offering price, less underwriting discounts and commissions, within 30 days, solely to cover over-allotments, if any.  The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.  The Company intends to use the net proceeds from the offering to fund working capital requirements and for general corporate purposes.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the SEC and was declared effective on July 23, 2009.  A copy of the preliminary prospectus supplement and related base prospectus for the offering has been filed with the SEC and is available on the SEC’s website, www.sec.gov.  Alternatively, the underwriter will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting Jefferies & Company, Inc. at 520 Madison Avenue, New York, NY 10022.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the Company, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful.  The offering may be made only be means of a prospectus supplement and related base prospectus.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) designs and manufactures semiconductor assembly equipment.  In recent years, K&S has expanded its product offerings to include die and wedge bonders and a broader range of expendable tools to its core wire bonding products.  (www.kns.com)

Contacts:

Geoff Grande, CFA
FD
P: (617) 747-1721
F: (617) 747-1711
geoff.grande@fd.com

Tom Johnson
Director – Investor Relations & Corporate Communications
Kulicke & Soffa
P: (215) 784-6411
F: (215) 784-6167
tjohnson@kns.com
#   #   #